Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of SITO Mobile, Ltd. (the “Company”) on Form S-8 (File Nos. 333- 163557, 333-175725 and 333-175728) of our report dated June 30, 2016, on our audit of the consolidated financial statements of the Company as of September 30, 2015 and 2014 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report is included in this Annual Report on Form 10-K/A.

/s/ RBSM LLP

New York, NY

July 1, 2016